Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Partners of Penn Virginia GP Holdings, L.P.

We consent to the incorporation by reference in Registration Statement on Form S-8 (File No. 333-143221) filed by Penn Virginia GP Holdings, L.P. of our report dated April 7, 2008 with respect to the financial statements of Lone Star Gathering, L.P. as of and for the years ended December 31, 2007 and 2006.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

September 30, 2008